Exhibit 99.1

For Immediate Release

Starz Entertainment and Comcast Enter into
New Affiliation Agreement

Englewood, Colo. and Philadelphia, Pa. — June 29, 2010 — Starz Entertainment, LLC, which operates 16 premium movie channels including the flagship Starz and Encore brands, and Comcast Corporation (NASDAQ: CMCSA, CMCSK) announced that the companies have entered into a new, comprehensive affiliation agreement for the distribution of Starz Entertainment’s Starz, Encore and MoviePlex premium channels, in addition to the related HD, On Demand, HD On Demand, and online advanced services. The new deal replaces the separate Starz and Encore agreements between the companies.  Financial terms of the multi-year agreement were not disclosed.

As part of the deal, the companies have reached a long-term distribution agreement for Starz Entertainment’s suite of authenticated online broadband product offerings.  Comcast’s respective Starz and Encore subscribers receive Starz Online and Encore Online, each offering 300 distinct movies and other episodes of original programming with approximately 80% in HD for Starz Online and 50% in HD for Encore Online. MoviePlex Online, expected to launch later this summer, will have at least 120 additional unique movies and TV series episodes, with many in HD and will offer additional monthly bonus selections.

“Comcast is pleased to continue its partnership with Starz Entertainment and bring the wide selection of exclusive movies and increasingly popular original content to our existing and prospective Starz, Encore and MoviePlex customers,” said Matt Bond, Executive Vice President of Content Acquisition for Comcast.  “Extending the broader relationship between the companies provides a great pipeline of commercial-free movies and original programming for years to come.”

“The agreement with Comcast extends and expands our relationship in a way that benefits consumers and provides Comcast with even more flexibility in presenting our programming,” said Bill Myers, Starz Entertainment’s president and chief operating officer.  “We are extremely pleased to enter into an agreement with one of our long-standing partners and provide them with a value-rich collection of premium programming across multiple platforms.”

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the nation’s leading providers of entertainment, information and communication products and services. With 23.5 million cable customers, 16.3 million high-speed Internet customers, and 7.9 million Comcast Digital Voice customers, Comcast is principally involved in the development, management and operation of cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, Golf

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Starz Entertainment and Comcast Enter into New Affiliation Agreement — June 29, 2010

Channel, VERSUS, G4, PBS KIDS Sprout, TV One, 11 regional sports networks operated by Comcast Sports Group and Comcast Interactive Media, which develops and operates Comcast’s Internet businesses, including Comcast.net (www.comcast.net). Comcast also has a majority ownership in Comcast-Spectacor, which owns two professional sports teams, the Philadelphia 76ers NBA basketball team and the Philadelphia Flyers NHL hockey team, and a large, multipurpose arena in Philadelphia, the Wachovia Center, and manages other facilities for sporting events, concerts and other events.

About Starz Entertainment

Starz Entertainment, LLC, is a premium movie and original programming entertainment service provider operating in the United States. The company offers 16 premium channels including the flagship Starz® and Encore® brands with approximately 17.1 million and 31.1 million subscribers respectively.  Starz Entertainment airs in total more than 1,000 movies and original series every month across its pay TV channels. Starz Entertainment is recognized as a pay TV leader in providing HD, On Demand, HD On Demand and online advanced services for its Starz, Encore and MoviePlex brands.  Starz Entertainment (www.starz.com) is an operating unit of Starz, LLC, which is a controlled subsidiary of Liberty Media Corporation, and is attributed to Liberty Starz (NASDAQ: LSTZA), a tracking stock group of Liberty Media Corporation.

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Contacts:

Jennifer Khoury Newcomb	Eric Becker
Comcast Corporation	Starz Entertainment
(215) 286-7408	(720) 852-4065
jennifer_khoury@comcast.com	eric.becker@starz.com